Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE February 28, 2017	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON PROMOTES MIKEL CREWS TO VICE PRESIDENT OF OPERATIONS

TULSA, OK, February 28, 2017 - AAON, Inc. (NASDAQ-AAON) today announced that the Board of Directors has promoted Mikel D. Crews to the position of Vice President of Operations. In this newly created position, Mr. Crews will be responsible for overseeing day-to-day operations at the company’s Tulsa facilities, reporting directly to Norman Asbjornson, CEO, and Gary Fields, President.

Prior to this promotion, Mr. Crews has most recently been AAON’s Director of Material and Operations since 2015, and prior to that served as Manager of Operations since 1991. Mr. Crews has served AAON in various operational, production and inventory management roles since the Company’s inception and he has extensive knowledge and experience with all aspects of AAON’s operations, production and inventory processes.

Norman H. Asbjornson, CEO, stated, "We are very pleased to announce Mike’s promotion to Vice President of Operations. During his roughly 29 year career with AAON, Mike has contributed in countless ways to the tremendous growth we’ve experienced to date and his current promotion is a natural progression which we expect will help AAON continue to deliver outstanding results in the future.”

Mr. Asbjornson continued, “The Vice President of Operations role oversees the day-to-day operations of our Tulsa facilities. Having Mike in this position allows our President, Gary Fields, and myself to focus on long-term strategic issues facing the company. Mike’s long history with AAON and his outstanding company knowledge, leadership and planning skills, which he has consistently demonstrated during his lengthy tenure with the company, make him the ideal person for this role.”

AAON, Inc. is a manufacturer of air conditioning and heating equipment consisting of rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, self-contained units and coils. Its products serve the new construction and replacement markets. The Company has successfully gained market share through its “semi-custom” product lines, which offer the customer value, quality, function, serviceability and efficiency.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.